FOR IMMEDIATE RELEASE   Contacts:     Investors:           Media:
                                      ----------           ------
October 9, 2002                       Andrew Brown         Robin Schoen
                                      646/414-1151         215/504-2122

            MEDIX RESOURCES ANNOUNCES WELLPOINT NOTE CONVERSION

New York, NY -- Medix  Resources,  Inc.  [AMEX:  MXR] today  announced  that the promissory  note  held by  WellPoint  Health  Networks  ("WellPoint")  has  been converted to common shares as of close of business on October 7, 2002.  The note was  converted  at a price  of $0.44  per  share.  This  conversion  results  in
WellPoint being issued 2,405,216 shares of MXR common stock.

Darryl Cohen,  Medix's president and CEO said,  "WellPoint's  conversion lets us clear  the  lien  on  our  assets,  while  adding  WellPoint  as a  major  Medix shareholder.  I intend to work  tirelessly  on delivering a high return on their investment." Cohen concluded,  "Given Medix's technologies,  market positioning, and  people,  I believe  we  continue  to  represent  an  attractive  investment opportunity for other strategic and financial investors."

Medix  Resources,   Inc.,  through  its  wholly-owned  subsidiary  Cymedix  Lynx
Corporation,   is  the  developer  and  provider  of  the   Cymedix(R)suite   of
fully-secure, Internet-based transaction software products. The Cymedix(R) suite of products enables  communication of high  value-added  healthcare  information among physician offices, hospitals, health management organizations,  and health insurance  companies.  Additional  information  about Medix  Resources,  and its products and services, can be found at its Web sites: WWW.MEDIXRESOURCES.COM and
WWW.CYMEDIX.COM, or by calling 800/326-8773.

                                      # # #

Information  in this press  release  contains  forward-looking  statements  that involve risks and  uncertainties  that might adversely affect Medix's  operating results  in the  future to a  material  degree.  Such  risks  and  uncertainties include,  without  limitation,  the ability of Medix to raise capital to finance the development of its Internet services and related software, the effectiveness and the  marketability of those services,  the ability of the Company to protect its proprietary  information,  and the  establishment of an efficient  corporate
operating   structure  as  the  Company   grows.   These  and  other  risks  and
uncertainties  are  presented in detail in the  Company's  Form 10-K/A for 2001, which was filed with the Securities and Exchange  Commission on May 24, 2002 and
the Company's  10-Qs for the First and Second Quarter of 2002,  which were filed with the  Securities  and  Exchange  Commission  on May 14, and August 20, 2002,
respectfully. This information is available from the SEC or the Company.